Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement [No. 333-257667] on Form S-1 of our report dated November 19, 2021, except for earnings per share information, Note 17 and the schedule listed in the Index at Item 16 (b), as to which the date is June 29, 2022, relating to the financial statements of Clarios International Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI

June 29, 2022